UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 9, 2006

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Virginia	54-1873198	000-50230
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

1001 Nineteenth Street

North Arlington, VA 22209

(Address of principal executive offices) (Zip code)

(703) 312-9500

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

      Section 1    Registrant's Business and Operations.
Item 1.01.   Entry into a Material Definitive Agreement.

      On February 9, 2006, upon the recommendation of the Compensation Committee of the Board of Directors (the "Board") of Friedman, Billings, Ramsey Group, Inc. (the "Company"), the Board approved final bonuses for the Company's named executive officers for 2005. The Company previously announced the establishment, under the Company's Key Employee Incentive Plan, of the 2005 Executive Bonus Pool and the criteria thereunder which relate to measures of the Company's performance in a Current Report on Form 8-K filed on March 31, 2005, as subsequently modified in a Current Report on Form 8-K filed on July 28, 2005.

Although Mr. Kurt R. Harrington, Chief Financial Officer, and Mr. William J. Ginivan, Chief Legal Officer, were not entitled to receive bonuses for 2005 under the 2005 Executive Bonus Pool criteria, the Board approved a total 2005 cash bonus for each of them of $548,501, and also approved grants of restricted Class A common stock of the Company under the Company's Long Term Incentive Plan to Messrs. Harrington and Ginivan in the amounts of 25,000 shares and 50,000 shares, respectively. The Board awarded the cash bonuses and restricted stock to Messrs. Harrington and Ginivan for 2005 in recognition of their 2005 performance and, in Mr. Ginivan's case, his assumption in August 2005 of additional substantive responsibilities for the Company's compliance departments. The restricted stock awards granted to Messrs. Harrington and Ginivan will be subject to forfeiture restrictions that will lapse on the third anniversary of the date of grant. Each grantee will be entitled to dividends and voting rights with respect to all of the awarded shares of restricted stock, including shares subject to forfeiture restrictions.

In accordance with the 2005 Executive Bonus Pool criteria, neither Mr. Eric F. Billings, Chairman and Chief Executive Officer, nor Mr. Richard J. Hendrix, President and Chief Operating Officer, will receive a 2005 cash bonus, and Mr. J. Rock Tonkel, President and Head of Investment Banking, will receive a 2005 cash bonus of $2,315,396.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

Date: February 16, 2006	By:	/s/ KURT R. HARRINGTON
Kurt R. Harrington Senior Vice President, Chief Financial Officer and Treasurer